Exhibit (a)(1)(K)
                                                               -----------------

                        GE CAPITAL RECEIVES EU REGULATORY
                       APPROVAL FOR ACQUISITION OF HELLER

STAMFORD, CT., (October 23, 2001) - General Electric Capital Corporation today announced that EU clearances have been obtained regarding GE Capital's proposed acquisition of Heller Financial, Inc.

                  The tender offer for all of the outstanding shares of Heller common stock by Hawk Acquisition Corp., a wholly-owned subsidiary of GE Capital, currently is scheduled to expire at 5 p.m., New York City time on Wednesday October 24, 2001.

                                      # # #
Media Contacts:
GE Capital:
For Media:        Marissa Moretti, GE Capital, 203-961-2290
For Investors:    Mark Vachon, GE, 203-373-2468

Heller Financial:
For Media:        Gunnar Branson, Heller Financial, 312-441-7404
For Investors:    Linda Anderson, Heller Financial, 312-441-7034


All stockholders should read the Tender Offer Statement on Schedule TO filed by GE Capital, and the Solicitation/Recommendation Statement on Schedule 14D-9 filed by Heller, with the Securities and Exchange Commission ("SEC") and mailed to stockholders and any related amendments thereto filed with the SEC. These statements contain important information that stockholders should consider before making any decision with respect to tendering their shares. Stockholders are able to obtain these statements and amendments thereto, as well as other filings containing information about GE Capital and Heller, without charge, at the SEC's internet site (www.sec.gov). Copies of the Tender Offer Statement and the Solicitation/Recommendation Statement can also be obtained, without charge, from Innisfree M&A Incorporated, the Information Agent for the Offer, at (888) 750-5834 (toll free).